Form for Darin Holderness         Exhibit 10.30

PROPETRO HOLDING CORP.
2017 INCENTIVE AWARD PLAN
PERFORMANCE RESTRICTED STOCK UNIT GRANT NOTICE
Capitalized terms not specifically defined in this Performance Restricted Stock Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2017 Incentive Award Plan (as amended from time to time, the “Plan”) of ProPetro Holding Corp., a Delaware corporation (the “Company”).
The Company has granted to the participant listed below (“Participant”) the Performance Restricted Stock Units described in this Grant Notice (the “PSUs”), subject to the terms and conditions of the Plan and the Performance Restricted Stock Unit Agreement attached as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:	[________________]

Grant Date:	[________________]

Performance Period	[________________] through [________________]

Target Number of PSUs:	[________________]
Electronic Signature
The Grant Notice may be executed by Participant and the Company by means of electronic or digital signatures, which shall have the same force and effect as manual signatures. By Participant’s electronic or digital signature, Participant: (i) agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement; (ii) acknowledges that he or she has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement; (iii) hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement; and (iv) represents that his or her spouse, civil union partner or registered domestic partner (to the extent applicable) has reviewed and consented to the terms and conditions of this Grant Notice, the Plan and the Agreement. The Participant will indemnify and hold harmless the Company and its affiliates, successors and assigns, from and against any and all claims, liabilities, obligations, damages, losses, costs and expenses whatsoever (including reasonable attorney’s fees and disbursements) arising out of or resulting from any and all claims, liabilities, obligations, damages, losses, costs and expenses, claimed or demanded by any current or former spouse, civil union partner or registered domestic partner of the Participant and arising of or resulting from this Grant Notice, the Plan, the Agreement or any grants awarded thereunder.

Exhibit A
TO PERFORMANCE RESTRICTED STOCK UNIT GRANT NOTICE
PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT
Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
ARTICLE I

GENERAL
1.1    Award of PSUs and Dividend Equivalents.
(a)    The Company has granted the PSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each PSU represents the right to receive one Share or, at the option of the Company, an amount of cash, in either case, as set forth in this Agreement. Participant will have no right to the distribution of any shares of Common Stock (“Stock”) or payment of any cash until the time (if ever) the PSUs have vested.
(b)    The Company hereby grants to Participant, with respect to each PSU, a Dividend Equivalent for ordinary cash dividends paid to the holders of outstanding Stock with a record date after the Grant Date and prior to the date the applicable PSU is settled, forfeited or otherwise expires. Each Dividend Equivalent entitles Participant to receive the equivalent value of any such ordinary cash dividends paid on a single Share. The Company will establish a separate Dividend Equivalent bookkeeping account (a “Dividend Equivalent Account”) for each Dividend Equivalent and credit the Dividend Equivalent Account (without interest) on the applicable dividend payment date with the amount of any such cash paid.
1.2    Incorporation of Terms of Plan. The PSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
1.3    Unsecured Promise. The PSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
ARTICLE II

VESTING; FORFEITURE; SETTLEMENT AND RESTRICTIVE COVENANTS
2.1    Vesting; Forfeiture.
(a)    Generally. The PSUs will be earned based on the Company’s achievement of the performance conditions set forth in Appendix A. To the extent earned, the PSUs will vest in accordance with the schedule and terms set forth in Section 2.1(b), subject to Sections 2.1(c) and

(d). Any fraction of a PSU that would otherwise be vested will be rounded up to the next whole share. Any PSUs that are not earned in accordance with the performance conditions set forth in Appendix A will immediately and automatically be cancelled and forfeited without consideration as of the date of determination. In addition, except as otherwise provided in Section 2.1(c) or (d), in the event of Participant’s Termination of Service for any reason prior to the end of the Performance Period, all unvested PSUs will immediately and automatically be cancelled and forfeited without consideration, except (i) as provided in Section 2.1(b), below, (ii) as otherwise determined by the Administrator, or (iii) as provided in a separate binding written agreement between Participant and the Company. Dividend Equivalents (including any Dividend Equivalent Account balance) will vest or be forfeited, as applicable, upon the vesting or forfeiture of the PSU with respect to which the Dividend Equivalent (including the Dividend Equivalent Account) relates.
(b)    PSUs Earned. The PSUs will be earned at a level of up to [___]% of the target number of PSUs awarded based on the Company’s achievement of the performance conditions set forth in Appendix A for the Performance Period. When practicable following the completion of the Performance Period, the Administrator shall determine the extent to which the performance conditions set forth in Appendix A have been satisfied (such date of determination, the “Final Determination Date”). To the extent earned, the PSUs will vest on the Final Determination Date, subject to [________________].
[________________].
2.2    Settlement of PSUs.
(a)    PSUs and Dividend Equivalents (including any Dividend Equivalent Account balance) will be paid in Stock or cash at the Company’s option in the year following the last year of the Performance Period and as soon as administratively practicable after the vesting of the applicable PSU. Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation, provided that such payment shall be made at the earliest date at which the Company reasonably determines that the making of such payment will not cause such violation, in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no payment shall be delayed under this Section 2.2(a) if such delay will result in a violation of Section 409A.
(b)    If a PSU is paid in cash, the amount of cash paid with respect to the PSU will equal the Fair Market Value of a Share. If a Dividend Equivalent is paid in Stock, the number of shares of Stock paid with respect to the Dividend Equivalent will equal the quotient, rounded up to the nearest whole Share, of the Dividend Equivalent Account balance divided by the Fair Market Value of a Share.

ARTICLE III

TAXATION AND TAX WITHHOLDING
3.1    Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
3.2    Tax Withholding. Notwithstanding any other provision of this Agreement:
(a)    The Company shall have the right to (A) require payment, by or on behalf of Participant, of all sums required by federal, state or local tax law to be withheld with respect to the grant, vesting or payment of the Award and (A) determine the manner in which such payment shall be made, including, if approved by the Chief Executive Officer of the Company in his or her discretion (or, if Participant is the Chief Executive Officer, by the Committee), the withholding of a portion of the vested Shares that have an aggregate market value not in excess of the applicable federal, state and local income, employment and any other applicable taxes required to be withheld.
(b)    Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs and the Dividend Equivalents, regardless of any action the Company or any parent or Subsidiary takes with respect to any tax withholding obligations that arise in connection with the PSUs or Dividend Equivalents. Neither the Company nor any parent or Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the PSUs or the Dividend Equivalents or the subsequent sale of Stock. The Company and its parents and Subsidiaries do not commit and are under no obligation to structure the PSUs or Dividend Equivalents to reduce or eliminate Participant’s tax liability.
ARTICLE IV

RESTRICTIVE COVENANTS
4.1    Restriction on Competition. Participant hereby agrees that Participant shall not, at any time during the Noncompetition Restricted Period, directly or indirectly engage in, have any interest in (including, without limitation, through the investment of capital or lending of money or property), or manage, operate or otherwise render any services to, any Person (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity) that engages in (either directly or through any Subsidiary or Affiliate thereof) any business or activity, within any of the states or territories within the United States or any other country, territory or state in which the Company Group operates, (i) that creates, designs, invents, engineers, develops, sources, markets, manufactures, distributes or sells any product or provides any service that may be used as a substitute for or otherwise competes with any product or service of the Company Group, or (i) which the Company Group or any of its Affiliates has taken active steps to engage in or acquire, but only if Participant directly or indirectly engages in, has any interest in (including, without limitation, through the investment of capital or lending of money or property), or manages, operates or otherwise renders any services in connection with, such business or activity (whether on his own or in association with others, as a principal, director, officer, employee, agent, representative, partner, member, security holder, consultant, advisor, independent contractor, owner, investor, participant or in any other capacity). Notwithstanding the foregoing, Participant shall be permitted to acquire a passive stock or equity interest in such a business; provided that such stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.
4.2    Non-Solicitation. Participant hereby agrees that Participant shall not, at any time during the Nonsolicitation Restricted Period, directly or indirectly, either for Participant or on behalf of any other Person, (i) recruit or otherwise solicit or induce any employee, customer or supplier of the Company Group to terminate his, her or its employment or arrangement with the Company Group, or otherwise change his, her or its relationship with the Company Group, or (i) hire, or cause to be hired, any person who was employed by the Company Group at any time during the twelve (12)-month period immediately prior to date of Participant’s Termination of Service or who thereafter becomes employed by the Company Group.
4.3    Confidentiality. Except as Participant reasonably and in good faith determines to be required in the faithful performance of Participant’s duties for the Company Group or in accordance with Section 4.5, Participant shall, during the Participant’s period of service with the Company Group and after the Cessation Date, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, for Participant’s benefit or the benefit of any other Person, any confidential or proprietary information or trade secrets of or relating to the Company Group, including, without limitation, information with respect to the Company Group’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any Person, any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. Participant’s obligation to maintain and not use, disseminate, disclose or publish, or use for Participant’s benefit or the benefit of any other Person, any Proprietary Information after the Cessation Date will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of Participant’s direct or indirect disclosure of such Proprietary Information) and continues to be maintained as Proprietary Information by the Company Group. The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company Group (and any successor or assignee of the Company Group). In accordance with 18 U.S.C. Section 1833, the Company hereby notifies Participant that, notwithstanding anything to the contrary herein, (a) Participant shall not be in breach of this Section 4.3 and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (i) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (a) if Participant files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, Participant may disclose a trade secret to Participant’s attorney, and may use trade secret information in the court proceeding, if Participant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
4.4    Return of Company Group Property. Upon Participant’s Termination of Service for any reason, Participant will promptly deliver to the Company Group (i) all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents that are Proprietary Information, including all physical and digital copies thereof, and (i) all other Company Group property (including, without limitation, any personal computer or wireless device and related accessories, keys, credit cards and other similar items) which is in his or her possession, custody or control.
4.5    Response to Subpoena; Whistleblower Protection. Participant may respond to a lawful and valid subpoena or other legal process but shall give the Company Group the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company Group and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede Participant (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. Participant does not need the prior authorization of the Company Group to make any such reports or disclosures and Participant shall not be not required to notify the Company Group that such reports or disclosures have been made.
4.6    Non-Disparagement. Participant agrees not to disparage the Company Group, any of its products or practices, or any of its directors, officers, agents, representatives, partners, members, equity holders or Affiliates, either orally or in writing, at any time; provided that Participant may confer in confidence with Participant’s legal representatives and make truthful statements as required by law.
4.7    Restrictions Upon Subsequent Employment. Prior to accepting other employment or any other service relationship during the Noncompetition Restricted Period, Participant shall provide a copy of this Article IV to any recruiter who assists Participant in obtaining other employment or any other service relationship and to any employer or other Person with which Participant discusses potential employment or any other service relationship.
4.8    Enforcement. In the event the terms of this Article IV shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action. Any breach or violation by Participant of the provisions of this Article

IV shall toll the running of any time periods set forth in this Article IV for the duration of any such breach or violation.
4.9    Forfeiture Upon Violation. Notwithstanding any other provision of this Agreement that may provide to the contrary, in the event of Participant’s violation of any restrictive covenant within this Article IV or any other agreement by and between Participant and any Company Group Member, as determined by the Company, in its sole discretion, then (a) the PSUs shall immediately be terminated and forfeited in its entirety and (a) Participant shall pay to the Company in cash any amounts paid to Participant in respect of the PSUs during the 12-month period immediately preceding (or at any time after) the date of such violation. By accepting these PSUs, Participant hereby acknowledges, agrees and authorizes the Company to reduce any amounts owed by any Company Group Member (including amounts owed as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to Participant by any Company Group Member), by the amounts Participant owes to the Company under this Section 4.9. To the extent such amounts are not recovered by the Company through such set-off, Participant agrees to pay such amounts immediately to the Company upon demand. This right of set-off is in addition to any other remedies the Company may have against Participant for Participant’s breach of this Agreement or any other agreement. Participant’s obligations under this Section 4.9 shall be cumulative (but not duplicative) of any similar obligations Participant may have pursuant to this Agreement or any other agreement with any Company Group Member.
4.10    Injunctive Relief. Participant recognizes and acknowledges that a breach of the covenants contained in this Article IV will cause irreparable damage to the Company Group and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Participant agrees that in the event of a breach of any of the covenants contained in this Article IV, in addition to any other remedy which may be available at law or in equity, the Company Group will be entitled to specific performance and injunctive relief.
4.11    Special Definition. As used in this Article IV, the following terms shall have the ascribed meanings:
(a)    “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act.
(b)    “Cessation Date” shall mean the date of Participant’s Termination of Service (regardless of the reason for such termination).
(c)    “Noncompetition Restricted Period” shall mean the period from the Grant Date through the first (1st) anniversary of the Cessation Date.
(d)    “Nonsolicitation Restricted Period” shall mean the period from the Grant Date through the second (2nd) anniversary of the Cessation Date.

ARTICLE V

OTHER PROVISIONS
5.1    Adjustments. Participant acknowledges that the PSUs, the shares of Stock subject to the PSUs and the Dividend Equivalents are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
5.2    Notices. Notices required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to Participant at his or her address shown in the Company records, and to the Company at its principal executive office.
5.3    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
5.4    Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
5.5    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
5.6    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement, the PSUs and the Dividend Equivalents will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
5.7    Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit and appendix hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, subject to the last sentence of Section 4.9 hereof.
5.8    Section 409A.
(a)    Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary termination or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of Participant’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.
(b)    Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Participant’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Participant’s death or (ii) the date that is six (6) months after the date of the Termination of Service (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Participant (or Participant’s estate, if applicable) until the Section 409A Payment Date. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with Section 409A.
5.9    Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
5.10    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs and Dividend Equivalents, and rights no greater than the right to receive cash or shares of Stock as a general unsecured creditor with respect to the PSUs and Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.
5.11    Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any parent or Subsidiary or interferes with or restricts in any way the rights of the Company and its parents and Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a parent or Subsidiary and Participant.
5.12    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic or digital signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.
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Appendix A
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